PEOPLES BANCORP INC. – P.O. BOX 738 MARIETTA, OH 45750 www.peoplesbancorp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Mark F. Bradley
February 8, 2008	President and Chief Executive Officer
(740) 373-3155

PEOPLES BANCORP INC.

RAISES FIRST QUARTER DIVIDEND

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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (NASDAQ: PEBO) today declared a cash dividend of $0.22 per share payable on April 2, 2007, to shareholders of record at March 15, 2007.

The first quarter dividend reflects an increase of 4.8% from the $0.21 per share paid in the fourth quarter of 2006 and represents a payout of approximately $2.3 million based on 10.7 million shares outstanding at February 8, 2007.

“The increased dividend for the first quarter of 2007 continues our commitment to enhance total shareholder return through a greater emphasis on dividends,” said Mark F. Bradley, President and Chief Executive Officer of Peoples Bancorp Inc. “The increased dividend also positions Peoples to continue our history of dividend growth, as capital and market conditions allow.”

In 2006, Peoples completed its 41st consecutive year of dividend growth. The first quarter of 2007 dividend of $0.22 per share represents a 10% increase over the $0.20 per share dividend paid in the first quarter of 2006.

Peoples Bancorp Inc., a diversified financial products and services company with $1.9 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 48 locations and 36 ATMs in Ohio, West Virginia and Kentucky. Peoples’ financial service units include Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples’ common shares are traded on the NASDAQ Global Select Market under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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